Exhibit 4.3

CERTIFICATE OF AMENDMENT TO THE

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

FLUIDIGM CORPORATION

Fluidigm Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

1. The name of the Corporation is Fluidigm Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 29, 2007.

2. Article I of the Eighth Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

“The name of the Corporation is Standard BioTools Inc. (the “Corporation”).”

3. Section 1 of Article IV of the Eighth Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

“Section 1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is four hundred ten million (410,000,000) shares, of which four hundred million (400,000,000) shares are Common Stock, $0.001 par value, and ten million (10,000,000) shares are Preferred Stock, $0.001 par value.”

4. This Certificate of Amendment to the Corporation’s Eighth Amended and Restated Certificate of Incorporation, as amended, has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and has been duly approved by the stockholders of the Corporation at a meeting of the stockholders on April 1, 2022, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Fluidigm Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 1st day of April, 2022.

/s/ Vikram Jog
Name: Vikram Jog
Title: Chief Financial Officer